Execution Copy

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”), dated as of September 27, 2019, is entered into among Imation Enterprises Corp., a Delaware corporation (the “Company”), GlassBridge Enterprises, Inc., a Delaware corporation (“GlassBridge”), and ORIX PTP HOLDINGS, LLC, a Delaware limited liability company (“ORIX” and, together with GlassBridge, the “Stockholders”).

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, GlassBridge is selling 20.10% of the issued and outstanding common stock of the Company to ORIX (the “ORIX Purchase”) pursuant to the terms set forth in that certain Securities Purchase Agreement by and between GlassBridge and ORIX dated as of the date hereof (the “Securities Purchase Agreement”); and after giving effect thereto, GlassBridge owns 79.90% of the issued and outstanding Common Stock (as defined below) of the Company and ORIX owns 20.10% of the issued and outstanding Common Stock of the Company; and

WHEREAS, the execution of this Agreement is a condition to the closing of the ORIX Purchase.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Article I.

“Acceptance” has the meaning set forth in Section 5.01(b).

“Affiliate” means with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Assignment and Assumption Agreement” means that certain Agreement Relating to the Assignment and Assumption of Promissory Notes by and between ORIX, GlassBridge and the Company dated as of the date hereof.

“Board” has the meaning set forth in Section 2.01(a).

“Book Value” shall be determined by dividing (a) the Company’s Net Tangible Assets Available to Common, as set out in the closing model set forth on Schedule 1, adjusted as at the end of the Company’s most recently completed fiscal quarter by (b) the number of shares of Common Stock outstanding on the last day of such fiscal quarter. The Company shall provide ORIX with all reasonably necessary Company financial and other records as ORIX may reasonably request with respect to the determination of Book Value for purposes of the Buy-Sell Offer Notice and the Subscription Notice.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

“Buy-Sell Offer Notice” has the meaning set forth in Section 5.01.

“By-laws” means the by-laws of the Company.

“Capital Stock” means any and all shares, stock, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership or profits interests in a Person that is another type of entity, including partnership interests, membership interests, voting trust certificates, certificates of interest, and profits interests, participations, or similar arrangements, and any and all warrants, rights or options to purchase, or other arrangements or rights to acquire, subscribe, convert to or otherwise receive or participate in the economic or other rights associated with any of the foregoing.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as filed on April 17, 1996 with the Secretary of State of the State of Delaware.

“Change of Control” means any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (a) any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding Common Stock or (b) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company and its Subsidiaries (if any), on a consolidated basis, to any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers (including any liquidation, dissolution or winding up of the affairs of the Company, or any other distribution made, in connection therewith).

“Claimant” has the meaning set forth in Section 9.12(b).

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Company” has the meaning set forth in the preamble.

“Counter Offer” has the meaning set forth in Section 5.01(b).

“Defaulting Purchaser” has the meaning set forth in Section 5.01(e).

“Director” has the meaning set forth in Section 2.01(a).

“Dispute” has the meaning set forth in Section 9.12(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Fiscal Year” means for financial accounting purposes, January 1 to December 31.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

2

“GlassBridge” has the meaning set forth in the preamble. References to GlassBridge shall include its successors and Permitted Transferees.

“GlassBridge Director” means any Director designated by GlassBridge in accordance with Section 2.01(a).

“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Authority, the giving of notice to, or registration with, any Governmental Authority or any other action in respect of any Governmental Authority.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Initial Public Offering” means any offering of Common Stock pursuant to a registration statement filed in accordance with the Securities Act.

“Information” has the meaning set forth in Section 4.03(a).

“Issuance Notice” has the meaning set forth in Section 4.01(b).

“Joinder Agreement” means the joinder agreement in form and substance of Exhibit A attached hereto.

“Lien” means any lien, claim, charge, mortgage, pledge, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever.

“Minority Rights” has the meaning set forth in Section 2.03(d).

“New Securities” has the meaning set forth in Section 4.01(a).

“Notes” means collectively (i) that certain promissory note by and between the Company, as Borrower, and GlassBridge, as Note Holder, dated as of September 26, 2019, in the original principal amount of $9,000,000 and with a maturity date of September 26, 2026 and (ii) that certain promissory note by and between the Company, as Borrower, and GlassBridge, as Note Holder, dated as of September [•], 2019, in the original principal amount of $4,000,000 and with a maturity date of September 26, 2026.

“Offer Price” has the meaning set forth in Section 5.01(a)(ii).

“Offered Shares” has the meaning set forth in Section 3.02(a).

“Offering Stockholder” has the meaning set forth in Section 3.02(a).

“Offering Stockholder Notice” has the meaning set forth in Section 3.02(b).

“Organizational Documents” means the By-laws and the Certificate of Incorporation.

“ORIX” has the meaning set forth in the preamble. References to ORIX shall include its successors and Permitted Transferees.

“ORIX Approval” means (i) with respect to any matter that must be approved by the Board (a) the affirmative vote at a meeting of the Board of at least one ORIX Director or (b) the written consent of at least one ORIX Director in lieu of a meeting or, (ii) with respect to any matter that must be approved by ORIX pursuant to the provisions of this Agreement, if no ORIX Director is serving on the Board, the written consent of ORIX.

3

“ORIX Director” means any Director designated by ORIX in accordance with Section 2.01(a).

“ORIX Purchase” has the meaning set forth in the recitals.

“Ownership Percentage” of any Stockholder shall mean, at any time of determination, the percentage equal to (i) the number of shares of Common Stock issued and outstanding that the Stockholder owns, divided by (ii) the total number of shares of Common Stock issued and outstanding.

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like liens arising in the ordinary course of business, (ii) liens arising under original purchase price conditional sale contracts and equipment leases with third parties entered into in the ordinary course, (iii) liens for Taxes not yet due and payable and (iv) other imperfections of title, restrictions or encumbrances of record, if any, which liens, imperfections of title, restrictions or other encumbrances do not materially impair the value or the continued use or occupancy and operation of the specific assets to which they relate substantially in the manner currently operated.

“Permitted Transferee” means with respect to any Stockholder, any Affiliate of such Stockholder.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Purchaser” has the meaning set forth in Section 5.01(d)(i).

“Purchasing Stockholder” has the meaning set forth in Section 3.02(d).

“Related Party Agreement” means any agreement, arrangement or understanding between the Company and any Stockholder or any Affiliate of a Stockholder or any Director, officer or employee of the Company, as such agreement may be amended, modified, supplemented or restated in accordance with the terms of this Agreement.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Request” has the meaning set forth in Section 9.12(b).

“Respondent” has the meaning set forth in Section 9.12(b).

“ROFR Notice” has the meaning set forth in Section 3.02(d).

“ROFR Notice Period” has the meaning set forth in Section 3.02(d).

“ROFR Rightholder” has the meaning set forth in Section 3.02(a).

“Securities Act” means the Securities Act of 1933.

“Securities Purchase Agreement” has the meaning set forth in the recitals.

“Selling Stockholder” has the meaning set forth in Section 5.01(d)(i).

“Special Rights” has the meaning set forth in Section 2.03(a).

“Stockholders” has the meaning set forth in the preamble. References to any Stockholder shall include the successors and Permitted Transferees of that Person.

“Subject Shares” has the meaning set forth in Section 5.01(a)(i).

“Subsidiary” means with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tax Code” has the meaning set forth in Section 4.02.

4

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Common Stock and (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Common Stock.

“Transfer” means to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Common Stock owned by a Person or any interest (including a beneficial interest) in any Common Stock owned by a Person.

“Treasury Regulations” has the meaning set forth in Section 4.02.

“Waived ROFR Transfer Period” has the meaning set forth in Section 3.02(f).

ARTICLE II
Management and Operation of the Company

Section 2.01 Board of Directors.

(a) The Stockholders agree that the business and affairs of the Company shall be managed through a board of directors (the “Board”) consisting of five (5) members (each, a “Director”). For so long as the Ownership Percentage of a Stockholder equals or exceeds twenty percent (20%), such Stockholder shall be entitled to nominate that number of Directors to the Board equal to the product of: (i) the Ownership Percentage, and (ii) the total number of directors on the Board, including the number of Directors appointed or appointable to the Board and any vacancies on the Board; provided that if such product is not a whole number, then the number of Directors shall be rounded to the nearest whole number (with one-half being rounded upward) (e.g., if such product is 1.01 then the number of Directors shall be one and if such product is 1.50, then the number of Directors shall be two). In the event the Ownership Percentage of a Stockholder ceases to be equal to at least twenty (20%), then (x) such Stockholder shall cease to have the right to designate any Director(s) pursuant to this Section 2.01(a), (y) such Stockholder shall cause each Director appointed by it to resign, and (z) the Directors remaining in office shall be entitled to decrease the size of the Board to eliminate such vacancy or vacancies.

The Directors elected to the Board in accordance with the provisions of this Section 2.01(a) on the date of this Agreement are:

(i) four (4) GlassBridge Directors, who shall initially be Daniel Strauss, Daiana Sersea, Alex Spiro and Francis Ruchalski; and

(ii) one (1) ORIX Director, who shall initially be Neil Winward.

(b) Each Stockholder shall vote all shares of Common Stock over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (including in its capacity as stockholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to elect to the Board any individual designated by a Stockholder pursuant to Section 2.01(a), Section 2.01(c) or Section 2.01(d).

5

(c) Each Stockholder shall have the right at any time to remove (with or without cause) any Director designated by such Stockholder for election to the Board and each other Stockholder shall vote all shares of Common Stock over which such other Stockholder has voting control and shall take all other necessary or desirable actions within such other Stockholder’s control (including in its capacity as stockholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to remove from the Board any individual designated by such designating Stockholder that such designating Stockholder desires to remove pursuant to this Section 2.01(c). Except as provided in the preceding sentence, unless a Stockholder shall otherwise consent in writing, no Stockholder shall take any action to cause the removal of any Directors designated by another Stockholder.

(d) In the event a vacancy is created on the Board at any time and for any reason (whether as a result of death, disability, retirement, resignation or removal pursuant to Section 2.01(c)), the Stockholder who designated such individual shall have the right to designate a different individual to replace such Director and each other Stockholder shall vote all shares of Common Stock over which such other Stockholder has voting control and shall take all other necessary or desirable actions within such other Stockholder’s control (including in its capacity as stockholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting of the Stockholders or by written consent in lieu of a meeting) to elect to the Board any individual designated by such designating Stockholder.

(e) The Board shall have the right to establish any committee of Directors as the Board shall deem appropriate from time to time. Subject to this Agreement, the Organizational Documents and Applicable Law, committees of the Board shall have the rights, powers and privileges granted to such committee by the Board from time to time. Any delegation of authority to a committee of Directors to take any action must be approved in the same manner as would be required for the Board to approve such action directly. Any committee of Directors shall be composed of the same proportion of GlassBridge Directors and ORIX Directors as the Stockholders shall then be entitled to appoint to the Board pursuant to Section 2.01(a); provided, that for so long as any Stockholder has the right to designate a Director to the Board, any committee composed of Directors shall consist of at least one Director designated by such Stockholder.

Section 2.02 Meetings of the Board of Directors.

(a) The Board will meet no less than four (4) times a year at such times and in such places as the Board shall designate from time to time. In addition to the regular meetings contemplated by the foregoing sentence, special meetings of the Board may be called by any Director or Stockholder on no less than two (2) Business Days prior written notice of the time, place and agenda of the meeting.

(b) The Directors may participate in any meeting of the Board by means of video conference, teleconference or other similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute such Director’s presence in person at the meeting.

(c) The presence of a majority of Directors then in office shall constitute a quorum; provided, that, except as provided below, the presence of the ORIX Director at such meeting, whether of the Board or a committee thereof, shall be required in order for a quorum to be present. If a quorum is not achieved at any duly called meeting, whether of the Board or a committee thereof, such meeting may be postponed to a time no earlier than 48 hours after written notice of such postponement has been given to the Directors. If the ORIX Director is not present for two (2) consecutive meetings, whether of the Board or a committee thereof, then the presence, in person or by proxy, of Directors designated by Stockholders holding more than fifty percent (50%) of the voting securities shall constitute a quorum for the next such meeting; provided, however, no action may be taken at such meeting except as specifically indicated on the agenda for the meeting sent with the notice of the meeting.

6

(d) Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

(e) The Company shall pay all reasonable and documented fees, charges and expenses (including travel and related expenses) incurred by each Director in connection with: (i) attending the meetings of the Board and all committees thereof and (ii) conducting any other Company business requested by the Company.

Section 2.03 Voting Arrangements.

(a) For a period of thirty (30) months from the date hereof (the “Special Rights Period”), subject to Section 2.03(b) (in respect of the business or the operations of GlassBridge Asset Management, LLC and its Subsidiaries), Section 2.03(c) and Section 2.03(e), and as the Special Rights (as defined below) may be reinstated pursuant to the terms of, and for such period of time as set forth in, the Assignment and Assumption Agreement, in addition to any vote or consent of the Board or the Stockholders required by Applicable Law, without ORIX Approval, the Company shall not, and, to the extent specifically provided below, shall cause each of its Subsidiaries not to (the “Special Rights”):

(i) amend, modify or waive the Certificate of Incorporation or By-laws;

(ii) (1) make any material change to the nature of the business as conducted by the Company as of the date of this Agreement or (2) enter into any business other than the business as conducted by the Company as of the date of this Agreement;

(iii) (1) issue or sell Capital Stock of the Company or any Subsidiary of the Company to any Person or (2) enter into or effect any transaction or series of related transactions involving the repurchase, redemption or other acquisition of Capital Stock of the Company or any Subsidiary of the Company from any Person, in each case, other than pursuant to and in accordance with the terms of this Agreement;

(iv) incur any indebtedness, pledge or grant Liens except for Permitted Liens on any assets or guarantee, assume, endorse or otherwise become responsible for the obligations of any other Person, except (1) in the ordinary course of business consistent with past practice or (2) in any arm’s length transaction providing debt financing to the Company or one of its Subsidiaries;

(v) make any loan, advance or capital contribution to any Person, except (1) in the ordinary course of business consistent with past practice or (2) in any arm’s length transaction providing debt financing to the Company or one of its Subsidiaries;

7

(vi) appoint or remove the Company’s auditors or make any changes in the accounting methods or policies of the Company (other than as required by GAAP);

(vii) enter into, amend in any material respect, waive or terminate any Related Party Agreement (other than, for the avoidance of doubt, any purchase(s) of Common Stock by ORIX as contemplated by this Agreement or otherwise), other than in the ordinary course of business consistent with past practice;

(viii) enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, acquisition of stock or acquisition of assets) by the Company of any assets and/or equity interests of any Person, other than in the ordinary course of business consistent with past practice;

(ix) enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange or other disposition (including by merger, consolidation, sale of stock or sale of assets) by the Company of any assets (other than sales in the ordinary course of business);

(x) establish a Subsidiary or enter into any joint venture or similar business arrangement;

(xi) enter into or amend any material term of (1) any employment agreement or arrangement with any senior employee, (2) the compensation (including salary, bonus, deferred compensation or otherwise) or benefits of any senior employee, (3) any stock option, employee stock purchase or similar equity-based plans, (4) any benefit, severance or other similar plan or (v) any annual bonus plan or any management equity plan, in all such cases except in the ordinary course of business consistent with past practice;

(xii) settle any lawsuit, action, dispute or other proceeding or otherwise assume any liability of a third party or agree to the provision of any equitable relief by the Company;

(xiii) initiate or consummate an Initial Public Offering or make a public offering and sale of Common Stock or any other securities;

(xiv) make any investments in any other Person other than in the ordinary course of business consistent with past practice;

(xv) dissolve, wind-up or liquidate the Company or initiate a bankruptcy proceeding involving the Company; or

(xvi) authorize or enter into any binding agreement or commitment with respect to any of the foregoing.

(b) Nothing contained in Section 2.03(a) is intended to or shall give ORIX, directly or indirectly, the right to control or direct the business or the operations of GlassBridge Asset Management, LLC and its Subsidiaries, and the Company and each of the Stockholders agree that the Company shall cause GlassBridge Asset Management, LLC and its Subsidiaries to conduct their business in the ordinary course of business (consistent with past practice and good industry practice).

8

(c) Notwithstanding anything contained in paragraphs (iv), (v), (vii), (viii), (ix), (xi), (xii) and (xiv) of Section 2.03(a) to the contrary, ORIX Approval shall not be required for any expenditures, commitments or other obligations of the Company that would otherwise require ORIX Approval pursuant to such paragraphs of Section 2.03(a) if such expenditures, commitment or similar obligations in a single transaction or series of related transactions or in the aggregate for the current Fiscal Year are less than $500,000 at the time such expenditure, commitment or similar obligation is made, as reasonably calculated by the Company; provided that solely with respect to paragraphs (vii) and (ix), no single transaction or series of related transactions may exceed $250,000 during a Fiscal Year.

(d) Notwithstanding anything to the contrary in this Agreement, commencing upon the expiration of the Special Rights Period, in addition to any vote or consent of the Board or the Stockholders required by Applicable Law, without ORIX Approval, the Company shall not, and shall cause each of its Subsidiaries not to, take any action which is designed to, or could reasonably be expected to, disproportionately and adversely affect the rights of ORIX with respect to its Capital Stock in favor of GlassBridge with respect to its Capital Stock or any other Person who at such time holds or is being issued Capital Stock, in any material manner (the “Minority Rights”); provided that if the Special Rights are reinstated (or are never terminated) pursuant to the terms of the Assignment and Assumption Agreement, and during such period of time as the Special Rights are reinstated (or remain in effect, to the extent never extinguished) and effective, the Minority Rights shall be suspended (i.e., it is intended that the Minority Rights shall apply and be effective at all times that the Special Rights are not in effect).

(e) Notwithstanding anything contained in Section 2.03(a) to the contrary, ORIX Approval shall not be required for any actions that would otherwise require ORIX Approval pursuant to such paragraphs of Section 2.03(a) if such action is taken solely for the purpose of, and in connection with, satisfying the scheduled payment obligations set forth in the Notes, including the sale of assets of the Company.

(f) Notwithstanding anything to the contrary in this Agreement, in the event the Ownership Percentage of GlassBridge ceases to be equal to at least twenty (20%) and no GlassBridge Director is serving on the Board, then, in addition to any vote or consent of the Stockholders required by Applicable Law, without the written consent of GlassBridge, the Company shall not, and shall cause each of its Subsidiaries not to, take any action which is designed to, or could reasonably be expected to, disproportionately and adversely affect the rights of GlassBridge with respect to its Capital Stock in favor of ORIX with respect to its Capital Stock or any other Person who at such time holds or is being issued Capital Stock, in any material manner.

Section 2.04 Observer. So long as ORIX holds five percent (5%) of the Common Stock in the Company (on a fully diluted basis), ORIX shall have the right to designate one observer to attend board meetings on behalf ORIX. The observer shall not have the right to vote on any matter presented to the Board. The observer shall be given written notice of each meeting of the Board at the same time and in the same manner as the directors, shall be provided with all written materials and other information given to the directors and shall be permitted to attend as an observer all meetings of the Board, and in the event the Board proposes to take any action by written consent in lieu of a meeting, the observer shall be given written notice thereof including the proposed text of such written consent; provided, however, that the Board shall have the right to withhold any information and to exclude the observer from any meeting or portion thereof (a) if doing so is, in the reasonable judgment of the Board, advisable or necessary to protect the attorney client privilege between the corporation and counsel, or (b) if the Board reasonably determines that attendance by the observer would conflict with the discharge of its fiduciary duties under applicable law. The observer shall have agreed to the foregoing obligation and shall agree to hold confidential all information received in such capacity.

9

ARTICLE III
Transfer of Interests

Section 3.01 General Restrictions on Transfer.

(a) Each Stockholder agrees that such Stockholder will not, voluntarily or involuntarily Transfer any of its Common Stock, at any time prior to the date that is 180 days after the date of this Agreement; provided, however, that ORIX may Transfer its Common Stock to a Permitted Transferee.

(b) From and after the date that is 180 days after the date of this Agreement, except as permitted pursuant to Section 3.01(c) or in accordance with the procedures described in Section 3.02 or Section 5.01, each Stockholder agrees that such Stockholder will not, voluntarily or involuntarily Transfer any of its Common Stock.

(c) The provisions of Section 3.01(b) and Section 3.02, shall not apply to any of the following Transfers by any Stockholder of any of its Common Stock:

(i) to a Permitted Transferee; or

(ii) pursuant to a merger, consolidation or other business combination of the Company with a Third Party Purchaser that has been approved in compliance with Section 2.03(a)(ix).

(d) In addition to any legends required by Applicable Law, each certificate representing the Common Stock of the Company shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”

(e) Prior notice shall be given to the Company by the transferor of any Transfer (whether or not to a Permitted Transferee) of any Common Stock. Prior to consummation of any Transfer by any Stockholder of any of its Common Stock, such party shall cause the transferee thereof to execute and deliver to the Company a Joinder Agreement and agree to be bound by the terms and conditions of this Agreement. Upon any Transfer by any Stockholder of any of its Common Stock, in accordance with the terms of this Agreement, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement of, the transferor thereof.

10

(f) Notwithstanding any other provision of this Agreement, each Stockholder agrees that it will not Transfer any of its Common Stock (i) except as permitted under the Securities Act and other applicable federal or state securities laws, and then, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act, (ii) if it would cause the Company or any of its Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, or (iii) if it would cause the assets of the Company or any of its Subsidiaries to be deemed plan assets as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company. In any event, the Board may refuse the Transfer to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority.

(g) Any Transfer or attempted Transfer of any Common Stock in violation of this Agreement shall be null and void ab initio, no such Transfer shall be recorded on the Company’s books and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue to be treated) as the owner of such Common Stock for all purposes of this Agreement.

Section 3.02 Right of First Refusal.

(a) If at any time prior to the fourth anniversary of the date of this Agreement, a Stockholder (such Stockholder, an “Offering Stockholder”) receives a bona fide offer from any Third Party Purchaser to purchase all or any portion of the Common Stock (the “Offered Shares”) owned by the Offering Stockholder and the Offering Stockholder desires to Transfer the Offered Shares (other than Transfers that are permitted by Section 3.01(c) or Transfers made pursuant to Section 5.01), then the Offering Stockholder must first make an offering of the Offered Shares to each other Stockholder (each such other Stockholder, a “ROFR Rightholder”) in accordance with the provisions of this Section 3.02.

(b) The Offering Stockholder shall, within 5 Business Days of receipt of the offer from the Third Party Purchaser which the Offering Stockholder desires to accept, give written notice (the “Offering Stockholder Notice”) to the Company and the ROFR Rightholders stating that it has received a bona fide offer from a Third Party Purchaser and specifying:

(i) the number of Offered Shares the Third Party Purchaser proposes to purchase from Stockholder;

(ii) the identity of the Third Party Purchaser;

(iii) the per share purchase price (which for the avoidance of doubt shall be payable solely in cash) and the other material terms and conditions of the Transfer; and

(iv) the proposed date, time and location of the closing of the Transfer.

11

The Offering Stockholder Notice shall constitute the Offering Stockholder’s offer to Transfer the Offered Shares to the ROFR Rightholders, which offer shall be irrevocable until the end of the ROFR Notice Period.

(c) By delivering the Offering Stockholder Notice, the Offering Stockholder represents and warrants to the Company and to each ROFR Rightholder that: (i) the Offering Stockholder has full right, title and interest in and to the Offered Shares; (ii) the Offering Stockholder has all the necessary power and authority to Transfer such Offered Shares as contemplated by this Section 3.02; and (iii) the Offered Shares are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement or under applicable securities laws.

(d) Upon receipt of the Offering Stockholder Notice, each ROFR Rightholder shall have 10 Business Days (the “ROFR Notice Period”) to elect to purchase all (and not less than all) of the Offered Shares by delivering a written notice (a “ROFR Notice”) to the Offering Stockholder and the Company stating that it offers to purchase all of such Offered Shares on the terms specified in the Offering Stockholder Notice. Any ROFR Notice shall be binding upon delivery and irrevocable by the applicable ROFR Rightholder (provided the representations in Section 3.02(c) to be made by the Offering Stockholder continue to be accurate). If more than one ROFR Rightholder delivers a ROFR Notice, each such ROFR Rightholder (the “Purchasing Stockholder”) shall be entitled to purchase the number of shares equal to the product of (x) the total number of Offered Shares and (y) a fraction determined by dividing (A) the number of shares of Common Stock owned by such Purchasing Stockholder as of the date of the Offering Stockholder Notice, by (B) the total number of shares of Common Stock owned by all of the Purchasing Stockholders as of such date.

(e) Each ROFR Rightholder that does not deliver a ROFR Notice during the ROFR Notice Period shall be deemed to have waived all of such ROFR Rightholder’s rights to purchase such Offered Shares (but for clarity, not any other future Offered Shares) under this Section 3.02.

(f) If no ROFR Rightholder delivers a ROFR Notice in accordance with Section 3.02(d), the Offering Stockholder may, during the 60 Business Day period immediately following the expiration of the ROFR Notice Period, which period may be extended for a reasonable time not to exceed 90 Business Days to the extent reasonably necessary to obtain any Government Approvals (the “Waived ROFR Transfer Period”), Transfer all of the Offered Shares to the Third Party Purchaser on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Offering Stockholder Notice. If the Offering Stockholder does not Transfer the Offered Shares within such period or, if such Transfer is not consummated within the Waived ROFR Transfer Period, the rights provided hereunder shall be deemed to be revived and the Offered Shares shall not be Transferred to the Third Party Purchaser unless the Offering Stockholder sends a new Offering Stockholder Notice in accordance with, and otherwise complies with, this Section 3.02.

(g) The Offering Stockholder and each Purchasing Stockholder shall take all actions as may be reasonably necessary to consummate the Transfer contemplated by this Section 3.02, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate by the Company and the Purchasing Stockholder.

(h) At the closing of any Transfer pursuant to this Section 3.02, the Offering Stockholder shall deliver to the Purchasing Stockholders the certificate or certificates representing the Offered Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such Purchasing Stockholders by certified or official bank check or by wire transfer of immediately available funds.

12

ARTICLE IV
PRE-EMPTIVE RIGHTS AND OTHER AGREEMENTS

Section 4.01 Pre-emptive Right.

(a) The Company hereby grants to ORIX the right to purchase any new Capital Stock of the Company (the “New Securities”) that the Company may from time to time propose to issue or sell to any party.

(b) The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in subsection (a) above to ORIX within 5 Business Days following any meeting of the Board at which any such issuance or sale is approved (which shall include the ORIX Approval during the Special Rights Period). The Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:

(i) the number of New Securities proposed to be issued and the percentage of the Company’s outstanding Common Stock, on a fully diluted basis, that such issuance would represent;

(ii) the proposed issuance date, which shall be at least 20 Business Days from the date of the Issuance Notice; and

(iii) the proposed purchase price per share.

(c) ORIX shall for a period of 15 Business Days following the receipt of an Issuance Notice have the right to elect irrevocably to purchase, at the purchase price set forth in the Issuance Notice, either (i) all of the New Securities or (ii) the amount of New Securities equal to the product of (x) the total number of New Securities to be issued by the Company on the issuance date and (y) a fraction determined by dividing (A) the number of shares of Common Stock owned by ORIX immediately prior to such issuance by (B) the total number of shares of Common Stock outstanding on such date immediately prior to such issuance, by delivering a written notice to the Company. ORIX’s election to purchase New Securities shall be binding and irrevocable.

(d) The Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to any New Securities not elected to be purchased by ORIX pursuant to Section 4.01(c) above in accordance with the terms and conditions set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced) so long as such issuance or sale is closed within 30 Business Days after the date of the Issuance Notice (subject to the extension of such 30 Business Day period for a reasonable time not to exceed 60 Business Days to the extent reasonably necessary to obtain any Government Approvals). In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Stockholders in accordance with the procedures set forth in this Section 4.01.

13

(e) Upon the consummation of the issuance of any New Securities in accordance with this Section 4.01, the Company shall deliver to ORIX certificates (if any) evidencing the New Securities, which New Securities shall be issued free and clear of any Liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof or under securities law), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to ORIX and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. ORIX shall deliver to the Company the purchase price for the New Securities purchased by it by wire transfer of immediately available funds and make representations and warranties regarding organization and authority, enforceability, absence of conflicts with any law, absence of consents required from any Governmental Authority, absence of legal proceedings instituted by any Governmental Authority or any other Person unaffiliated with the Company or Seller or any of its Subsidiaries and such other representation and warranties in order to ensure compliance with federal securities laws as the Company may reasonably request. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including entering into such additional agreements as may be necessary or appropriate.

Section 4.02 Section 382 Compliance. Each Stockholder will use its reasonable best efforts not to impair under Section 382 of the Internal Revenue Code of 1986 (the “Tax Code”), or the Treasury regulations promulgated thereunder (the “Treasury Regulations”), (whether by action or omission) the ability to utilize historical net operating losses to offset the Company’s taxable income. Without limiting the generality of the foregoing, each Stockholder agrees: (a) to prevent (to the extent in its reasonable control) and not knowingly to participate in or facilitate (whether by consent or approval, sharing of information or otherwise) any transaction involving it and any other Person that would cause any “owner shift,” within the meaning of Section 382 of the Tax Code or the Treasury Regulations with respect to it or any of its Subsidiaries (including the Company); and (b) it shall not, nor shall it permit any of its Subsidiaries (including the Company) to, issue any Capital Stock if such issuance would cause any “owner shift” (x) until the first anniversary of the date hereof, to exceed 37.0% and (y) thereafter, to exceed 35.0%. The Company and the Stockholders agree that any Transfer or attempted Transfer of any Capital Stock of any Person by a “5% shareholder” (as defined under Section 382 of the Code) that would create an “ownership change” within the meaning of Section 382(g)(2) of the Tax Code shall be null and void ab initio, no such Transfer shall be recorded on the books of such Person and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue to be treated) as the owner of such Capital Stock.

Section 4.03 Confidentiality.

(a) Each Stockholder shall and shall cause its Representatives to, keep confidential and not divulge any information (including all budgets, business plans and analyses) concerning the Company, including its assets, business, operations, financial condition or prospects (“Information”), and to use, and cause its Representatives to use, such Information only in connection with the operation of the Company; provided, that nothing herein shall prevent any Stockholder from disclosing such Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Stockholder, (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (iv) to the extent necessary in connection with the exercise of any remedy hereunder, (v) to other Stockholders, (vi) to such Stockholder’s Representatives that in the reasonable judgment of such Stockholder need to know such Information, (vii) to such Stockholder’s Affiliates, or (viii) to any potential Permitted Transferee in connection with a proposed Transfer of Common Stock from such Stockholder as long as such transferee agrees to be bound by the provisions of this Section 4.03 as if a Stockholder, provided, further, that in the case of clause (i), (ii) or (iii), such Stockholder shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available.

14

(b) The restrictions of Section 4.03(a) shall not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Stockholder or any of its Representatives in violation of this Agreement; (ii) is or becomes available to a Stockholder or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Stockholder and any of its Representatives, (iii) is or has been independently developed or conceived by such Stockholder without use of the Company’s Information or (iv) becomes available to the receiving Stockholder or any of its Representatives on a non-confidential basis from a source other than the Company, any other Stockholder or any of their respective Representatives, provided, that such source is not known by the recipient of the information to be bound by a confidentiality agreement with the disclosing Stockholder or any of its Representatives.

ARTICLE V
BUY-SELL AGREEMENT

Section 5.01 Buy-Sell Right. At any time, and from time to time, ORIX shall have the right, but not the obligation, to elect to implement the buy/sell procedures set forth in this Section 5.01 by delivering to GlassBridge a written notice of such election (“Buy-Sell Offer Notice”); provided, however, ORIX may not deliver more than three (3) Buy-Sell Offer Notices in any three (3) month period.

(a) Buy-Sell Election. The Buy-Sell Offer Notice shall set forth:

(i) the number of shares of Common Stock owned by GlassBridge that ORIX desires to purchase (which may be all or a portion of the shares of Common Stock then owned by GlassBridge) (the number of shares of Common Stock owned by GlassBridge that is specified in the Buy-Sell Offer Notice, the “Subject Shares”);

(ii) the aggregate purchase price for the Subject Shares, which shall be at least Book Value plus 20%) (the purchase price per share of Common Stock specified in the Buy-Sell Offer Notice, the “Offer Price”) and shall be payable exclusively in cash (unless otherwise agreed); and

(iii) the closing date for the purchase and sale of the Subject Shares (which closing date shall be on a Business Day between two (2) Business Days and seven (7) Business Days following the date of the Buy-Sell Offer Notice).

No Buy-Sell Offer Notice under this Section 5.01(a) may be rescinded without the written consent of each of GlassBridge and ORIX.

(b) Response Notice. Within two (2) Business Days following the date of the Buy-Sell Offer Notice, GlassBridge shall deliver ORIX a responsive notice, without qualification or condition, electing either:

(i) to sell to ORIX the Subject Shares at the Offer Price; or

15

(ii) to purchase from ORIX the lesser of (1) all (but not less than all) of the shares of Common Stock then owned by ORIX, and (2) the number of shares of Common Stock specified in the Buy-Sell Offer Notice, in either case at the Offer Price.

Any responsive notice delivered to ORIX under clause (i) above is referred to herein as an “Acceptance” and any responsive notice delivered to ORIX under clause (ii) above is referred to herein as a “Counter Offer”. No Acceptance or Counter Offer under this Section 5.01(b) may be rescinded without the written consent of each of ORIX and GlassBridge. The failure of GlassBridge to give a responsive notice (without qualification or condition) within the required time period shall be deemed notice of an election to sell to ORIX the Subject Shares under clause (i) above and shall be treated for all purposes as an Acceptance.

(c) Response to Counter Offer. In the event that a Counter Offer is delivered to ORIX, ORIX shall have the right, within two (2) Business Days following the Counter Offer, in its sole discretion to either accept or reject the Counter Offer. The failure of ORIX to respond to the Counter Offer within the required time period shall be deemed to be a rejection of the Counter Offer. If the Counter Offer is rejected, then no Transfer shall be consummated.

(d) Closing Process.

(i) The Stockholder obligated to purchase shares of Common Stock pursuant to this Section 5.01 is referred to herein as the “Purchaser” and the Stockholder obligated to sell shares of Common Stock pursuant to this Section 5.01 is referred to herein as the “Selling Stockholder.”

(ii) The closing of any purchase and sale of Subject Shares by ORIX pursuant to clause (i) of Section 5.01(b) (following delivery or deemed delivery of an Acceptance) shall occur on the date set forth in the Buy-Sell Offer Notice.

(iii) The closing of any purchase and sale of shares of Common Stock by GlassBridge following delivery of a Counter Offer that is accepted by ORIX shall take place on a Business Day between four (4) Business Days and seven (7) Business Days after the date of the Counter Offer as GlassBridge shall designate.

(iv) The aggregate purchase price payable in connection with the purchase and sale of shares of Common Stock pursuant to this Section 5.01 shall be paid at closing by wire transfer of immediately available funds to an account designated in writing by the Selling Stockholder (unless otherwise agreed). At the closing, the Selling Stockholder shall deliver to the Purchaser good and marketable title to its shares of Common Stock, free and clear of all any Liens (other than those arising hereunder or under applicable securities laws). Each Stockholder agrees to cooperate and take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the Selling Stockholder’s shares of Common Stock by the Purchaser.

(e) Failure to Close.

(i) If the Purchaser fails to perform its obligations under this Section 5.01 (following such failure, the “Defaulting Purchaser”), the Selling Stockholder shall have all rights and remedies available to it hereunder or at law or equity, including the right to seek specific performance. If the Selling Stockholder shall fail to perform its obligations under this Section 5.01, the Purchaser shall have all rights and remedies available to it hereunder or at law or equity, including the right to seek specific performance.

16

(ii) Notwithstanding anything contained in this Section 5.01, if the Board determines that the consummation of the Transfer contemplated by this Section 5.01 would have a material adverse effect on the Company NOL (as defined in the Securities Purchase Agreement), including the amount, deductibility and/or timing of deductibility, as a result of any regulatory or other restrictions imposed by any tax authority, the Stockholders may not consummate such Transfer.

ARTICLE VI
Information Rights

Section 6.01 Financial Statements. In addition to, and without limiting any rights that a Stockholder may have with respect to inspection of the books and records of the Company under Applicable Laws, the Company shall furnish to each Stockholder, the following information:

(a) As soon as available, and in any event within 75 days after the end of each Fiscal Year, the audited balance sheet of the Company as at the end of each such Fiscal Year and the audited statements of income, cash flows and changes in stockholders’ equity for such year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board in accordance with Section 2.03(a)(vi), to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of its operations and changes in its cash flows and stockholders’ equity for the periods covered thereby.

(b) As soon as available, and in any event within 45 days after the end of the first three fiscal quarters of the Fiscal Year, the balance sheet of the Company at the end of such quarter and the statements of income, cash flows and changes in stockholders’ equity for such quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied, and certified by the Chief Financial Officer of the Company.

(c) To the extent the Company is required by Applicable Law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports (without exhibits) actually prepared by the Company as soon as available.

Section 6.02 Inspection Rights.

(a) The Company shall, and shall cause its officers, Directors and employees to, (i) afford each Stockholder that owns at least 5% of the Company’s outstanding Common Stock and the Representatives of each such Stockholder who execute a non-disclosure agreement in a form reasonably satisfactory to the Company, during normal business hours and upon reasonable notice, reasonable access at all reasonable times to its officers, employees, auditors, properties, offices, plants and other facilities and to all books and records, and (ii) afford such Stockholder the opportunity to consult with its officers from time to time regarding the Company’s affairs, finances and accounts as each such Stockholder may reasonably request upon reasonable notice.

(b) The right set forth in Section 6.02(a) above shall not and is not intended to limit any rights which the Stockholders may have with respect to the books and records of the Company, or to inspect its properties or discuss its affairs, finances and accounts under the laws of the jurisdiction in which the Company is incorporated.

17

ARTICLE VII
Representations and Warranties

Section 7.01 Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to the Company and each other Stockholder that:

(a) Such Stockholder is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Such Stockholder has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of such Stockholder. Such Stockholder has duly executed and delivered this Agreement.

(c) This Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors right in general. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority, except as may be required by GlassBridge pursuant to the Exchange Act or the Securities Act.

(d) The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of such Stockholder, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Stockholder is a party.

(e) Except for this Agreement, such Stockholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the Common Stock, including agreements or arrangements with respect to the acquisition or disposition of the Common Stock or any interest therein or the voting of the Common Stock (whether or not such agreements and arrangements are with the Company or any other Stockholder).

ARTICLE VIII
Term and Termination

Section 8.01 Termination. This Agreement shall terminate upon the earliest of:

(a) the consummation of an Initial Public Offering;

(b) the consummation of a merger or other business combination involving the Company whereby the Common Stock becomes a security that is listed or admitted to trading on the NASDAQ Stock Market, the New York Stock Exchange or another national securities exchange;

18

(c) the date on which none of the Stockholders holds any Common Stock;

(d) the dissolution, liquidation, or winding up of the Company; or

(e) upon the unanimous agreement of the Stockholders.

Section 8.02 Effect of Termination.

(a) The termination of this Agreement shall terminate all further rights and obligations of the Stockholders under this Agreement except that such termination shall not effect:

(i) the existence of the Company;

(ii) the obligation of any Party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;

(iii) the rights which any Stockholder may have by operation of law as a stockholder of the Company; or

(iv) the rights contained herein which, by their terms are intended to survive termination of this Agreement.

(b) The following provisions shall survive the termination of this Agreement: this Section 8.02 and Section 4.03, Section 9.01, Section 9.02, Section 9.03, Section 9.11, Section 9.12 and Section 9.13.

ARTICLE IX
Miscellaneous

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02 Release of Liability. In the event any Stockholder shall Transfer all of the Common Stock held by such Stockholder in compliance with the provisions of this Agreement without retaining any interest therein, then such Stockholder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer.

19

Section 9.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

If to the Company:	Imation Enterprises Corp.
510 Madison Ave, 9th Floor
New York, New York 10022
E-mail: dstrauss@glassbridge.com
Attention: Chief Executive Officer

with a copy (which shall not	Loeb & Loeb LLP
constitute notice) to	345 Park Avenue
New York, New York 10154
E-mail: lrothenberg@loeb.com
Attention: Lloyd L. Rothenberg, Esq.

If to GlassBridge:	GlassBridge Enterprises, Inc.
510 Madison Ave, 9th Floor
New York, New York 10022
E-mail: dstrauss@glassbridge.com
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:	Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
E-mail: lrothenberg@loeb.com
Attention: Lloyd L Rothenberg, Esq.

20

If to ORIX:	ORIX Corporation USA
1717 Main Street, Suite 1100
Dallas, Texas 75201
E-mail: Benjamin.Price@orix.com
Attention: Benjamin Price, Assistant General Counsel

ORIX Corporation USA
280 Park Avenue
New York, NY 10017
E-mail: Gregory.Raykher@orix.com
Attention: Gregory Raykher

ORIX Corporation USA
280 Park Avenue
New York, NY 10017
E-mail: Neil.Winward@orix.com
Attention: Neil Winward

with a copy (which shall not	Norton Rose Fulbright US LLP
constitute notice) to:	1301 Avenue of the Americas
New York, New York 10019
E-mail: sheldon.nussbaum@nortonrosefulbright.com
Attention: Sheldon G. Nussbaum, Esq.

Section 9.04 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

21

Section 9.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07 Entire Agreement. This Agreement and the Organizational Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and any Organizational Document, the Stockholders and the Company shall, to the extent permitted by Applicable Law, amend such Organizational Document to comply with the terms of this Agreement.

Section 9.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.09 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

22

Section 9.12 Dispute Resolution.

(a) Subject to Section 9.13, any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or any breach, termination or validity thereof (a “Dispute”) shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York.

(b) The arbitration shall be conducted by three arbitrators. The party initiating arbitration (the “Claimant”) shall appoint its arbitrator in its request for arbitration (a “Request”). The other party (the “Respondent”) shall appoint its arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 30 day period, the arbitrator named in the Request shall decide the Dispute as the sole arbitrator. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within 30 days after the Respondent has notified the Claimant of the appointment of the Respondent’s arbitrator. When the arbitrators appointed by the parties have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two arbitrators shall promptly notify the parties of such appointment. If the two arbitrators appointed by the parties fail or are unable to appoint a third arbitrator or to notify the parties of such appointment, then the third arbitrator shall be appointed by the President of the American Arbitration Association which shall promptly notify the parties of the appointment of the third arbitrator. The third arbitrator shall act as chairman of the panel.

(c) The arbitration award shall be in writing and shall be final and binding on the parties. The award may include an award of costs, including reasonable attorney’s fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

Section 9.13 Equitable Remedies. Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement. In the event that any party files a suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, including reasonable attorney’s fees and expenses.

Section 9.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

23

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANY:

Imation Enterprises Corp.

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	President and Treasurer

GLASSBRIDGE:

GlassBridge Enterprises, Inc.

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	Chief Executive Officer and Chief
Operating Officer

ORIX:

ORIX PTP HOLDINGS, LLC

By:	ORIX Corporate Capital Inc.,
its sole member

By:	/s/ Paul E. Wilson
Name:	Paul E. Wilson
Title:	Chief Financial Officer

Stockholders Agreement Signature Page

Schedule 1

Book Value Closing Model

Exhibit A

Form of Joinder Agreement

Reference is hereby made to the Stockholders Agreement, dated as of September [●], 2019 (as amended from time to time, the “Stockholders Agreement”), by and among Imation Enterprises Corp., a Delaware corporation, GlassBridge Enterprises, Inc., a Delaware corporation, and ORIX PTP HOLDINGS, LLC, a Delaware limited liability company. Pursuant to and in accordance with Section 3.01(e) of the Stockholders Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the Stockholders Agreement and agrees that upon the execution of this Joinder Agreement, such Person shall become a party to the Stockholders Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders Agreement as though an original party thereto and shall be deemed to be a Stockholder of the Company for all purposes thereof and entitled to all the rights incidental thereto.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Stockholders Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed as of [●] above by their respective officers thereunto duly authorized.

[Transferee Stockholder]

By:
Name:
Title:

Acknowledged and Agreed:

Imation Enterprises Corp.

By:
Name:
Title: